Exhibit 99.1

Contacts:
Roger Barnes	Howard Kalt
Executive Vice President/CFO	Kalt Rosen & Co.
Riverstone Networks, Inc	415/397-2686
(408) 878-6500

RIVERSTONE NETWORKS APPOINTS DALE BOOTH TO BOARD OF DIRECTORS

SANTA CLARA, Calif., June 8, 2004— Riverstone Networks, Inc. (RSTN.PK) today announced the election of Dale A. Booth, to the company’s board of directors. Booth brings his broad range of management experience, having held senior executive positions with companies including Fujitsu Network Communications, where he was President and Chief Operating Officer of the company’s $400 million network services division.

Booth was instrumental in building Fujitsu’s network services business to a 35-branch global organization with 2800 employees. Subsequently as Chairman and CEO of EngineX Networks, a professional services firm serving the telecommunications industry, he built business relationships with some of the telecommunications industry’s largest service providers and equipment vendors, including Sprint, MCI, Verizon, SBC, Nortel and Fujitsu. Most recently, Booth was Interim President and Chief Executive Officer of Daisytek Inc., a $2 billion wholesale distributor of computer products, leading the company during a critical financial reorganization.

“Dale’s successful track record in building businesses in the telecommunications industry makes him an excellent addition to Riverstone’s board,” said Oscar Rodriguez, Riverstone’s president and chief executive officer. “We are pleased to have his strategic insight based upon extensive business experience with major telecom companies.”

In addition to Riverstone, Booth currently serves on the boards or councils of EngineX Networks, Telcove Inc., the Texas Governors Business Council, and the Dallas Citizens Council. He is also a member of the International Engineering Consortium, the Society of Manufacturing Engineers, the National Association of Corporate Directors and the Turnaround Management Association. He and his family reside in Dallas, Texas.

About Riverstone

Riverstone Networks, Inc. is a leading provider of carrier class solutions for next generation Metro Ethernet networks. Riverstone’s Metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

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